Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PRIME MERIDIAN HOLDING COMPANY

The undersigned, acting as Incorporator for the purpose of forming a corporation under and by virtue of the Laws of the State of Florida, adopts the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be Prime Meridian Holding Company (“Corporation”). Its initial place of business and mailing address shall be 1471 Timberlane Road, Tallahassee, Florida 32312.

ARTICLE II

The general nature of the business to be transacted by the Corporation shall be that of a bank holding company and any other businesses permitted under the laws of the United States of America and the State of Florida.

ARTICLE III

The total number of shares authorized to be issued by the Bank shall be 10,000,000. Such shares shall consist of 9,000,000 shares of common stock with $0.01 par value per share, and 1,000,000 shares of undesignated preferred stock.

ARTICLE IV

The term for which said Bank shall exist shall be perpetual, unless terminated pursuant to the laws of the State of Florida.

ARTICLE V

The number of directors shall not be fewer than five. A majority of the full board of directors or of the shareholders may, at any time during the year following the annual meeting of shareholders, increase the number of directors by not more than two directors, and appoint persons to fill resulting vacancies.

In witness of the foregoing, the undersigned Incorporator executed these Articles of Incorporation this 25th day of May, 2010.

/s/ Richard Pearlman
Richard Pearlman, Incorporator

CERTIFICATE DESIGNATING

REGISTERED AGENT/REGISTERED OFFICE

Pursuant to the provisions of Section 607.0501, Florida Statutes, the undersigned corporation, organized under the Laws of the State of Florida, submits the following statement in designating the Registered Office/Registered Agent, in the State of Florida.

1.	The name of the corporation is: PRIME MERIDIAN HOLDING COMPANY

2.	The name and address of the registered agent and office is:

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

Having been named as Registered Agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as Registered Agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as Registered Agent.

IGLER & DOUGHERTY, P.A.

By:	/s/ Richard Pearlman
Richard Pearlman, Attorney

Date: May 25, 2010

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